Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-231727

The Kroger Co.

Pricing Term Sheet
Dated January 6, 2020

Issuer:	The Kroger Co.

Security Type:	Senior Notes

Trade Date:	January 6, 2020

Settlement Date:	January 13, 2020 (T+5)

Denominations:	$2,000 x $1,000

Ratings (Moody’s / S&P)*:	Baa1 / BBB

Principal Amount:	$750,000,000

Maturity Date:	January 15, 2050

Coupon:	3.950%

Benchmark Treasury:	UST 2.250% due August 15, 2049

Benchmark Treasury Price / Yield:	99-19 / 2.269%

Spread to Benchmark Treasury:	T + 170 basis points

Yield to Maturity:	3.969%

Price to Public:	99.668% of the principal amount

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2020

Optional Redemption Provisions:

Make-whole Call:	Treasury Rate plus 30 basis points (prior to July 15, 2049)

Par Call:	On or after July 15, 2049 (six months prior to maturity)

CUSIP/ISIN:	501044 DN8 / US501044DN88

Joint Book-Running Managers:	BofA Securities, Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
MUFG Securities Americas Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
Goldman Sachs & Co. LLC
PNC Capital Markets LLC
Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CastleOak Securities, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

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